Exhibit 10.9

EXECUTION COPY

AMENDMENT NO. 5 TO

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 5 to Development and Commercialization Agreement (this “Amendment No. 5”) is effective as of October 15, 2018 (the “Amendment Effective Date”) and is entered into by and between:

SAMSUNG BIOEPIS CO., LTD., a corporation organized and existing under the laws of the Republic of Korea with a place of business at Cheomdan-daero 107, Yeonsu-gu, Incheon, 21987, Republic of Korea (hereinafter referred to as “Samsung”); and

MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of the State of New Jersey, USA, with a place of business at One Merck Drive, Whitehouse Station, NJ 08889, USA (hereinafter referred to as “Merck”).

Samsung and Merck are hereinafter referred to jointly as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS

(i) On February 18, 2013, Samsung and Merck executed the Development and Commercialization Agreement, as amended on July 21, 2014, July 11, 2017 and October 1, 2017 (“DCA or Agreement”), for the purpose of, among other things, granting Merck an exclusive license (even as to Samsung) to Commercialize any and all Compounds and Products in the Territory.

(ii) The Parties have agreed to exclude the People’s Republic of China (including for the avoidance of doubt Hong Kong and Macau) and the Republic of China (Taiwan) (collectively, “Greater China”) from the Territory as of the Amendment Effective Date and to specify the rights and obligations of the Parties with respect to the transition to Samsung of the Commercialization of the Compounds and Products in Greater China. For clarity, such agreement by Merck shall not be used in support or furtherance of any argument, claim or contention that Merck has breached any of its obligations under the DCA with respect to the Commercialization of Products in Greater China.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. DEFINITIONS

The Parties agree that capitalized terms used but not otherwise defined in this Amendment No. 5 shall have the meanings ascribed thereto in the DCA.

II. AMENDMENT

(a)	Section 1.56 of the DCA is hereby amended to read in its entirety as follows:

“Territory” shall mean the following:

1.56.1

With respect to (i) Bevacizumab/Avastin Biosimilar, (ii) Cetuximab/Erbitux Biosimilar and (iii) Trastuzumab/Herceptin Biosimilar, all of the countries in the world, and their territories and possessions, excluding, however, the Republic of Korea and Greater China;

1.56.2

With respect to (i) Adalimumab/Humira Biosimilar and (ii) Infliximab/Remicade Biosimilar, all of the countries in the world, and their territories and possessions, excluding, however, the Republic of Korea, Greater China and the countries, territories and possessions set forth on Schedule 1.56A; provided that the countries, territories and possessions set forth on Schedule 1.56B shall be part of the Territory with respect to Adalimumab/Humira Biosimilar and Infliximab/Remicade Biosimilar commencing on July 1, 2014; and

1.56.3

With respect to Etanercept/Enbrel Biosimilar, all of the countries in the world, and their territories and possessions, excluding, however, the Republic of Korea, Greater China and the countries, territories and possessions set forth on Schedule 1.56C.

(b)	Section 3.6 of the DCA is hereby amended to include the following at the end of such section:

For the duration of the DCA, (a) Samsung (i) shall, and shall cause its Affiliates, licensees, Sublicensees and distributors to, Commercialize the Product only outside the Territory, and (ii) shall not, and shall not permit its Affiliates, licensees, Sublicensees or distributors to, distribute, market, promote, offer for sale or sell the Product directly or indirectly (A) to any person inside the Territory (other than Merck) or (B) to any person outside the Territory that is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Product inside the Territory or, in each case ((A)-(B)), assist (directly or indirectly) another person to do so; (b) if Samsung or any of its Affiliates receives, or becomes aware of receipt by a licensee, Sublicensee or distributor of, any orders for the Product for inside the Territory, such person shall refer such orders to Merck; and (c) Samsung shall use Commercially Reasonable Efforts to cause its Affiliates, licensees, Sublicensees and distributors to notify Samsung of any receipt of any orders for the Product for inside the Territory.

III. MISCELLANEOUS

3.1

In the event that either Party, or any Affiliate, contractor or distributor of either Party, wishes to make a public announcement or issue a press release regarding the return of Commercialization rights with respect to one or more of the Products in Greater China, such Party will, or as applicable, shall cause such Party’s Affiliate, contractor or distributor to, provide the other Party with a draft of such public announcement or press release at least seven (7) Business Days prior to the intended publication or announcement date for review and approval, which approval will not be unreasonably withheld or delayed, and shall incorporate any changes reasonably requested by such other Party. Both Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly through any person disparage the other Party or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of such Party or any of its Affiliates with the public generally, or with any of their distributors, customers, suppliers or employees.

3.2

In the event a Party is required to file a copy of this Amendment No. 5 with a Regulatory Authority or any other governmental authority or agency, (i) such Party shall redact commercially sensitive information from such copy to the extent permitted under applicable law and (ii) such Party shall provide the other Party with an advance draft of the redacted form of this Amendment No. 5 that the disclosing Party proposes to file, with not less than ten (10) Business Days for review, and shall incorporate the non-disclosing Party’s comments to the extent additional or other redactions requested by the non-disclosing Party are permitted, and may reasonably be afforded confidential treatment, under applicable law and such authority or agency’s then-current practice.

3.3	Sections 11.4, 11.5, 11.6, 11.7, 11.9, and 11.11 through 11.17 of the Agreement shall apply to this Amendment No. 5, inutatis mutandis.

3.4

From and after the Amendment Effective Date, Merck will continue to send any Adverse Event information received in China to Samsung per the timeframes outlined in the Pharmacovigilance Agreement entered into between the Parties on September 24, 2014 and amended as of March 27, 2018; however, Samsung will assume responsibility for all pharmacovigilance activities including obtaining follow-up information for the events occurring in China. Within sixty (60) days after the Amendment Effective Date, the Parties shall execute an amendment to the Pharmacovigilance Agreement to reflect the changes outlined in this Amendment No. 5 to remove the terms specific to China.

3.4

The Agreement, as amended by this Amendment No. 5, together with the Schedules to the Agreement and any other agreements executed by authorized representatives of the Parties that make reference to the Agreement, contains the entire understanding of the Parties with respect to the Compounds and Products. Any other express or implied agreements, understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter of the Agreement are superseded by the terms of the Agreement as amended by this Amendment No.54.

3.5

This Amendment No. 5 may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall he deemed an original, but all of which shall constitute one and the same instrument, it being understood and agreed that the Parties need not sign the same counterpart.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment No. 5 to be executed by their duly authorized representatives as of the Amendment Effective Date.

MERCK SHARP & DOHME CORP.		SAMSUNG BIOEPIS CO., LTD.

By:	/s/ Juanita Lee	By:	/s/ Christopher H. Ko
Name:	Juanita Lee	Name:	Christopher H. Ko
Title:	Assistant Treasurer	Title:	Representative Director and President

Date:	October 18, 2018	Date:	October 18, 2018